Exhibit 99.1

Investor Contact:
John Mills
Senior Managing Director
ICR
310.954.1105

Limoneira Company Announces Third Quarter and
Nine Months Fiscal Year 2011 Financial Results

- Generates Adjusted EBITDA of $8.0 Million in Third Quarter - - Carton’s of Fresh Lemon Sold Increased 17% in Third Quarter- - Third Quarter Diluted Earnings Per Share was $0.41-
- Company Expects Continued Growth in Lemon Sales in the Fourth Quarter of Fiscal Year 2011-

Santa Paula, CA., September 9, 2011 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the third quarter and nine months ended July 31, 2011.

Fiscal Year 2011 Third Quarter Results

For the third quarter of fiscal year 2011, revenue was $23.2 million, compared to revenue of $22.2 million in the third quarter of the previous fiscal year.  Agriculture revenue was $19.9 million, compared to $21.2 million in the third quarter last year.  Rental revenue was $1.0 million in the third quarter of fiscal year 2011 and 2010.  Real estate development revenue was $2.3 million, compared to $51,000 in the third quarter last year.

Third quarter 2011 agriculture revenue is comprised of $11.4 million in lemon sales compared to $10.7 million during the same period of fiscal year 2010, reflecting a higher number of cartons of fresh lemons sold, partially offset by lower average price per carton.  The Company also experienced higher sales of lemon by-products compared to the same period last year.   Avocado revenue in the third quarter was $6.3 million, compared to $7.7 million during the same period of fiscal year 2010.  The decrease is due to expected lower harvest volume in fiscal year 2011 as compared to fiscal year 2010, as the California avocado crop typically experiences alternating years of high and low production due to plant physiology, and fiscal year 2010 produced an especially high volume of avocados. Lower harvest volume was partially offset by higher average price per pound for avocados. The Company generated $2.1 million of orange, specialty citrus and other crop revenues in the third quarter of fiscal year 2011 compared to $2.8 million in the same period of fiscal year 2010.

Costs and expenses for the third quarter of fiscal year 2011 were $16.0 million compared to $13.2 million in the third quarter of last fiscal year.  The year-over-year increase in operating expenses is primarily due to higher real estate development costs of $2.2 million associated with selling the Company’s Donna Circle property.  Operating expenses also reflect higher agricultural costs primarily due to larger lemon sales volume, partially offset by an absence of Sunkist fees as a result of the Company implementing its direct selling and marketing program in November 2010.  In the third quarter of fiscal 2011, the Company had no impairment of real estate development assets, compared to $0.5 million non-cash impairment charge recognized in the same period of fiscal year 2010.

Operating income for the fiscal year 2011 third quarter was $7.2 million, compared to operating income of $9.0 million in the third quarter of the previous fiscal year. Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the third quarter of fiscal year 2011 was $8.0 million, compared to $10.1 million in the third quarter of the previous fiscal year.  A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

As a result of lower average debt levels during the third quarter of fiscal year 2011, interest expense was $340,000 compared to $437,000 in the same period of fiscal year 2010.  Additionally, non-cash fair value expense adjustments on the Company’s interest rate swap was $87,000 in the third quarter of fiscal year 2011 compared to $976,000 in the same period of the prior year.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2011 was $4.6 million, or $0.41 per share.  This compares to net income applicable to common stock, after preferred dividends, in the third quarter of fiscal year 2010 of $4.8 million, or $0.43 per share.

Fiscal Year 2011 Nine Months Results

For the nine months ended July 31, 2011, revenue was $41.6 million, compared to $41.8 million in the same period last year. Operating income for the nine months of fiscal year 2011 was $167,000, compared to an operating income of $5.2 million in the same period last year. Operating expenses were $41.4 million for the nine months ended July 31, 2011 compared to $36.6 million in the same period of fiscal year 2010, primarily related to a higher volume of lemon sales and the costs associated with the sale of the Donna Circle property, which was partially offset by a reduction in selling, general and administration expenses. Non-cash impairment charges were $1.2 million in the nine months ended July 31, 2011 compared to $517,000 for the same period of fiscal year 2010.

As a result of lower average debt levels during the nine months ended July 31, 2011, interest expense was $1.0 million compared to $1.3 million in the same period of fiscal year 2010. Additionally, non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $428,000 for fiscal year 2011 compared to expense of $1.5 million for the same period of the prior year.

Net income applicable to common stock, after preferred dividends for the nine months ended July 31, 2011 was $847,000, or $0.08 per share, compared to net income of $1.7 million, or $0.15 per share, in the same period last year. Net income for the nine months of fiscal 2011 includes a gain of $1.4 million associated with the Company’s sale of its Rancho Refugio/Caldwell Ranch property in February 2011.

Harold Edwards, President and Chief Executive Officer, stated, “We continued to make solid progress with our business in the third quarter of fiscal year 2011, as we improved our top line, generated significant Adjusted EBITDA in the quarter and improved our balance sheet by reducing our long-term debt.  Our agribusiness benefitted from increased lemon sales due to higher volumes, and we are pleased with the positive customer response we continue to receive regarding our direct lemon sales and marketing strategy.  As anticipated, because the California avocado crop typically experiences alternating years of high and low production due to plant physiology, our avocado revenue was lower than last year’s near-record avocado sales.  We expect avocado production to increase in fiscal year 2012.”

Mr. Edwards continued, “We are pleased with recent developments with our real estate segment. We completed the sale of our Donna Circle property in Arizona in the third quarter, which generated $2.1 million in net cash that we used to pay down our debt. We are working on the final steps to fully entitle our East Area 1 development property.  We continually evaluate economic and real estate market conditions and we are excited about the potential for East Area 1. We remain committed to moving forward at a speed consistent with current economic conditions, in a manner that is in the best interest of our shareholders and are prepared to continue to use this land for profitable agriculture purposes until conditions are appropriate.”

Mr. Edwards concluded, “As we begin our final quarter of fiscal 2011 and look toward next year, we are confident about the position of our business. We are improving our operations in both our agribusiness and real estate segments and believe we are on track for long-term growth and profitability.”

Balance Sheet and Liquidity

The Company had working capital of $1.4 million as of July 31, 2011, compared to $1.1 million as of October 31, 2010.  Cash provided by operating activities during the first nine months of fiscal year 2011 was $1.2 million, compared to $2.1 million in the same period of last fiscal year.  In the third quarter of fiscal 2011, the Company reduced its long-term debt by $6.0 million from the prior quarter of the same fiscal year.

Real Estate Development

During the nine months ended July 31, 2011, the Company continued to execute its real estate development strategy capitalizing development costs of $3.3 million compared to $2.6 million in the same period of fiscal year 2010.

On May 18, 2011, the Company completed the sale of its Donna Circle property in Paradise Valley, Arizona. The Company had been leasing the property until April 14, 2011. The property was sold for $2.3 million cash, and the Company realized net cash of approximately $2.1 million, after selling and other costs. The Company used the net proceeds from the transaction to pay down its debt.  With the sale of the Donna Circle property, the Company has completed its divestiture of its real estate assets in Arizona.

Recent Business Highlights

Since November 1, 2010, the Company has been marketing and selling its lemons directly to its foodservice, wholesale and retail customers throughout North America, Asia and certain other international markets. Previously, the Company marketed is lemons through Sunkist.   During the nine months ended July 31, 2011, total lemon sales of approximately $23.4 million were comprised of approximately $19.2 million (82%) in domestic sales, $3.7 million (16%) in sales to domestic exporters and $0.5 million (2%) in international sales.

Alex Teague, Senior Vice President stated, “We are pleased with the success of our direct lemon marketing and sales. We ended the third quarter of fiscal year 2011 with over 80 customers. Year to date, we sold 258,000 more fresh lemon cartons than last year and we expect this trend to continue going forward.”

About Limoneira Company

Limoneira Company, a 118-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis.  Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.  Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended July 31,		Nine Months Ended July 31,
	2011	2010	2011	2010
Net income	$4,635,000	$4,915,000	$1,044,000	$1,895,000
Total interest expense, net	427,000	1,413,000	534,000	2,796,000
Income taxes	2,356,000	2,704,000	447,000	1,043,000
Depreciation and amortization	561,000	566,000	1,661,000	1,724,000
EBITDA	7,979,000	9,598,000	3,686,000	7,458,000
Impairments of real estate development assets	-	517,000	1,196,000	517,000
Adjusted EBITDA	$7,979,000	$10,115,000	$4,882,000	$7,975,000

Limoneira Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	July 31, 2011	October 31, 2010
Assets
Current assets:
Cash	$10,000	$262,000
Accounts receivable, net	7,166,000	3,393,000
Notes receivable – related parties	-	33,000
Notes receivable	-	161,000
Cultural costs	659,000	1,059,000
Prepaid expenses and other current assets	1,739,000	1,244,000
Income taxes receivable	-	1,241,000
Total current assets	9,574,000	7,393,000
Property, plant and equipment, net	49,332,000	53,283,000
Real estate development	71,252,000	68,412,000
Equity in investments	8,853,000	9,057,000
Investment in Calavo Growers, Inc.	13,746,000	14,564,000
Notes receivable – related parties	92,000	60,000
Notes receivable	2,427,000	2,154,000
Other assets	4,671,000	4,515,000
Total assets	$159,947,000	$159,438,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,195,000	$2,031,000
Growers payable	1,679,000	871,000
Accrued liabilities	2,632,000	2,810,000
Current portion of long-term debt	645,000	626,000
Total current liabilities	8,151,000	6,338,000
Long-term liabilities:
Long-term debt, less current portion	85,086,000	85,312,000
Deferred income taxes	8,558,000	8,444,000
Other long-term liabilities	6,124,000	7,248,000
Total long-term liabilities	99,768,000	101,004,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at July 31, 2011 and October 31, 2010) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at July 31, 2011 and October 31, 2010)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
11,205,241 and 11,194,460 shares issued and outstanding at July 31, 2011 and October 31, 2010, respectively)	112,000	112,000
Additional paid-in capital	34,704,000	34,735,000
Retained earnings	14,841,000	15,044,000
Accumulated other comprehensive loss	(629,000)	(795,000)
Total stockholders’ equity	52,028,000	52,096,000
Total liabilities and stockholders’ equity	$159,947,000	$159,438,000

Limoneira Company and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,

	2011	2010	2011	2010
Revenues:
Agribusiness	$19,910,000	$21,215,000	$36,248,000	$38,689,000
Rental	978,000	964,000	2,944,000	2,881,000
Real estate development	2,314,000	51,000	2,421,000	231,000
Total revenues	23,202,000	22,230,000	41,613,000	41,801,000
Costs and expenses:
Agribusiness	10,518,000	9,503,000	27,896,000	25,065,000
Rental	596,000	534,000	1,688,000	1,625,000
Real estate development	2,613,000	394,000	3,270,000	1,117,000
Impairments of real estate development assets	-	517,000	1,196,000	517,000
Selling, general and administrative	2,226,000	2,288,000	7,396,000	8,239,000
Total costs and expenses	15,953,000	13,236,000	41,446,000	36,563,000
Operating income	7,249,000	8,994,000	167,000	5,238,000
Other income (expense):
Interest expense	(340,000)	(437,000)	(962,000)	(1,256,000)
Interest (expense) income from derivative instruments	(87,000)	(976,000)	428,000	(1,540,000)
Gain on sale of Rancho Refugio/Caldwell Ranch	-	-	1,351,000	-
Interest income	28,000	27,000	84,000	85,000
Other income (expense), net	155,000	(16,000)	458,000	336,000
Total other income (expense)	(244,000)	(1,402,000)	1,359,000	(2,375,000)
Income before income tax provision and equity in (losses) earnings of investments	7,005,000	7,592,000	1,526,000	2,863,000
Income tax provision	(2,356,000)	(2,704,000	(447,000)	(1,043,000)
Equity in (losses) earnings of investments	(14,000)	27,000	(35,000)	75,000
Net income	4,635,000	4,915,000	1,044,000	1,895,000
Preferred dividends	(66,000)	(66,000)	(197,000)	(197,000)
Net income applicable to common stock	$4,569,000	$4,849,000	$847,000	$1,698,000

Basic net income per common share	$0.41	$0.43	$0.08	$0.15

Diluted net income per common share	$0.41	$0.43	$0.08	$0.15

Dividends per common share	$0.03	$0.03	$0.09	$0.09

Weighted-average common shares outstanding-basic	11,203,000	11,194,000	11,204,000	11,215,000
Weighted-average common shares outstanding-diluted	11,203,000	11,194,000	11,208,000	11,215,000